Exhbit 4.1

THIS PROMISSORY NOTE (THE “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR THE NOTE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS.

4LICENSING CORPORATION
SENIOR SECURED PROMISSORY NOTE

U.S. $200,000	October 23, 2015 New York, New York

FOR VALUE RECEIVED, the undersigned, 4Licensing Corporation, a Delaware corporation, with its principal office at 767 Third Avenue, New York, New York 10017 (the “Company”), and its direct and indirect subsidiaries, 4Kids Digital Games, Inc., 4Kids Entertainment Home Video, Inc., 4Kids Entertainment Licensing, Inc., 4Kids Entertainment Music, Inc.,  4Kids Productions, Inc., 4Kids Websites, Inc., 4LC Sports & Entertainment, Inc., 4LC Technology, Inc., 4Sight Licensing Solutions, Inc., Leisure Concepts International, Inc., The Summit Media Group, Inc. and World Martial Arts Productions, Inc. (collectively with the Company, the “Borrowers”) unconditionally promise, jointly and severally, to pay to Prescott Group Aggressive Small Cap Masterfund, GP, or its permitted assigns, transferees and successors (collectively, the “Holder”), on December 31, 2016 (the “Maturity Date”), at such place as may be designated in writing by the Holder, the principal sum of Two Hundred Thousand Dollars (U.S. $200,000), together with any unpaid interest thereon accrued at a rate per annum equal to 5.0% (computed on the basis of a three hundred sixty-five (365)-day year and based upon the number of days actually elapsed, such interest to be compounded annually), from and after the date of this Note (the “Original Issue Date”).

ARTICLE 1:	PAYMENTS AND OTHER PAYMENT TERMS.

1.1            Principal.  The entire outstanding principal balance of this Note, together with all accrued and unpaid interest thereon to, but excluding, the Maturity Date, shall be due and payable on the Maturity Date.  For purposes of this Note, “Repayment Amount” shall mean the outstanding principal balance of this Note, together with all accrued and unpaid interest thereon to, but excluding, the date of repayment, whether on the Maturity Date or otherwise.

1.2            Interest.  Interest shall accrue on this Note from (a) the Original Issue Date or (b) from the last Due Date (as defined below) on which interest was paid, in each case to, but excluding, the first business day of each fiscal quarter commencing with the first fiscal quarter beginning after the Original Issue Date (each, a “Due Date”), at a rate per annum equal to 5.0%.  Interest shall be due and payable on each Due Date.

1.3            Voluntary Prepayments.  At the sole option of the Borrowers, this Note may be prepaid in whole at any time prior to the Maturity Date at 100% of the entire outstanding principal balance of this Note, plus any and all unpaid accrued interest thereon to, but excluding, the date of such prepayment.

1.4            Top-Up.  If (a) the Borrowers do not pay the Repayment Amount on or prior to the Maturity Date, and (b)(i) the common stock of the Company (“Common Stock”) is traded on a national securities exchange, (ii) the Common Stock is traded on the OTC Bulletin Board (or any successor thereof) or (iii) prices for the Common Stock are reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or any successor thereof), upon notice to the Borrowers (the “Top-Up Notice”), the Holder may, in its sole discretion, elect to reduce all or a portion of the Repayment Amount (the “Offset Amount”) by receiving in lieu of cash, additional shares of Common Stock in amount equal to the Offset Amount divided by the 30-Day VWAP on the date of the Top-Up Notice, rounded down to the nearest whole share.  The Holder’s rights under this Section 1.4 shall continue until the Repayment Amount has been paid in full, whether with cash or with additional shares of Common Stock pursuant to this Section 1.4.  No fractional shares of Common Stock will be issued in connection with this Note.

For purposes of this Note, (i) the “30-Day VWAP” on any date of determination shall mean the average of the Closing Price per share of Common Stock on each of the 30 consecutive Trading Days ending on the third Trading Day immediately preceding the date of determination; (ii) the “Closing Price” on any date of determination shall mean (A) the closing sale price of the Common Stock as of the close of the principal trading session (or, if no closing price is reported, the last reported sale price) per share on the principal national securities exchange or over-the-counter market on which the Common Stock is listed on such date or (B) if the Common Stock is not listed for trading on a national securities exchange or over-the-counter market on any such date, the last closing sale price per share as reported on a national securities exchange or over-the-counter market; and (iii) “Trading Day” shall mean a day on which the Common Stock is not suspended from trading on any national securities exchange or over-the-counter market at the close of business and has traded at least once on the national securities exchange or over-the-counter market that is the primary market for the trading of the Common Stock.

1.5            Cancellation of Note.  Upon payment in full of the outstanding principal balance of this Note and all accrued and unpaid interest thereon, including pursuant to Section 1.4, this Note will be automatically cancelled and the Borrowers’ payment obligations hereunder will be extinguished.

ARTICLE 2:	SECURITIES MATTERS.

2.1            Accredited Investor; Borrowers’ Information. By acceptance hereof, the Holder represents and warrants that it (a) is an accredited investor as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”) and, by virtue of its experience in evaluating and investing in private placement transactions of securities in companies similar to the Borrowers, (b) is capable of evaluating the merits and risks of its investment in the Borrowers and has the capacity to protect its own interests, and (c) has the financial ability to bear the economic risk of its investment in the Borrowers.  By acceptance hereof, the Holder represents and warrants that it (a) has been provided access to all information regarding the business and financial condition of the Borrowers, their expected plans for future business activities, material contracts, intellectual property, and the merits and risks of its purchase of the Note, which the Holder has requested or otherwise needs to evaluate an investment in the Note,  (b) the Holder has had an opportunity to discuss the Borrowers’ business, management and financial affairs with directors, officers and management of the Borrowers and has had the opportunity to review the Borrowers’ operations and facilities and (c) the Holder has also had the opportunity to ask questions of and receive answers from, the Borrowers and its management regarding the terms and conditions of this investment and all such questions have been answered to the Holder’s satisfaction.

2.2            Restricted Securities.  By acceptance hereof, the Holder understands and agrees that this Note is a “restricted security” under the federal securities laws inasmuch as it is being acquired from the Borrowers in a transaction not involving a public offering under the Securities Act of 1933 (the “Securities Act”) and that under such laws and applicable regulations such securities may be resold in the absence of registration under the Securities Act only in certain limited circumstances.  The Holder hereby represents that it is familiar with Rule 144, as promulgated by the Securities and Exchange Commission under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

ARTICLE 3:	TRANSFER RESTRICTIONS

3.1            The Holder shall not sell, assign, transfer, pledge or dispose of all or any part of this Note, by operation of law or otherwise.  Notwithstanding anything in this Note to the contrary, the Holder may transfer all or any part of the Note to any person or corporation (profit or nonprofit), partnership, limited liability company, association, trust or other entity that controls, is controlled by, or under common control with, the Holder, so long as such transferee consents in writing to be bound by the terms and conditions of this Note.

ARTICLE 4:	EVENTS OF DEFAULT.

The occurrence of any of the following events with respect to the Company shall constitute an event of default under this Note (an “Event of Default”).  The Company shall notify the Holder in writing within five (5) business days following the occurrence of any Event of Default.

4.1            The Company fails to make any payment of principal or interest as required hereunder.

4.2            Pursuant to or within the meaning of applicable law relating to insolvency or relief of debtors (a “Bankruptcy Law”), the Company (a) commences a voluntary case or proceeding, (b) consents to the entry of an order for relief against it in an involuntary case, (c) consents to the appointment of a trustee, receiver, assignee, liquidator or similar official, (d) makes an assignment for the benefit of its creditors, or (e) admits in writing its inability to pay its debts as they become due.

4.3            A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (a) is for relief against the Company in an involuntary case, (b) appoints a trustee, receiver, assignee, liquidator or similar official for the Company’s properties, or (c) orders the liquidation of the Company, and in each case the order or decree is not dismissed within forty-five (45) days.

ARTICLE 5:	REMEDIES IN THE EVENT OF DEFAULT.

5.1            Upon the occurrence of an Event of Default that is continuing, the Holder may, at its option, declare the aggregate amount of principal and interest outstanding under this Note immediately due and payable by providing written notice to the Borrowers; provided, that such demand will be in addition to all other rights and remedies of the Holder under this Note and under applicable law.

5.2            The Borrowers shall pay all costs and expenses incurred by or on behalf of the Holder in connection with the Holder’s exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys’ fees.

5.3            In the case of any Event of Default under this Note that is continuing and has not been waived in writing by the Holder, this Note will continue to bear interest at the interest rate otherwise in effect hereunder plus 1% per annum (but in any event not in excess of the maximum rate of interest permitted by applicable law).

ARTICLE 6:	COLLATERAL

6.1            As security for this Note, and the full and prompt payment when due hereunder of all obligations of the Borrowers to the Holder, the Borrowers hereby sell, assign, convey, mortgage, pledge, hypothecate and transfer to the Holder a security interest in, to and under of the following of the Borrowers, whether now owned or hereafter acquired:  all accounts, chattel paper, deposit accounts, documents, equipment, fixtures, general intangibles, goods, instruments, inventory, investment property, letter-of-credit rights, money, all other items, kinds and types of personal property, tangible or intangible, of whatever nature, whether similar or dissimilar to any or all of the foregoing, and regardless of whether the creation or perfection or effect of perfection or nonperfection of a security interest therein is governed by the Uniform Commercial Code of any particular jurisdiction or by any other applicable treaty, convention, statute, law or regulation of any applicable jurisdiction, and all products and proceeds of the foregoing (collectively, the “Collateral”); provided, however, that the term Collateral shall not include any equity interests in Pinwrest Development Group, LLC (“Pinwrest”) or capital stock of 4LC Technology, Inc. or any successor thereto.

6.2            Terms used in the definition of Collateral and not otherwise defined herein shall have the meanings provided in the Uniform Commercial Code as from time to time in effect in the State of New York.  This Note constitutes a “security agreement” within the meaning of the Uniform Commercial Code.

6.3            Upon the occurrence and during the continuance of an Event of Default, the Holder shall have, in addition to any other remedies it may have, all the rights and remedies afforded by the Uniform Commercial Code or afforded by other applicable law, and the Holder shall be entitled to at any time or from time to time to sell, assign and deliver, or grant options to purchase, all or any part of the Collateral, or any interest therein, at any public or private sale, without demand of performance, advertisement or notice of intention to sell or of the time or place of sale or adjournment thereof or to redeem or otherwise (all of which are hereby waived by the Borrowers), for cash, on credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as the Holder in its absolute discretion may determine, provided that at least 10 days’ notice of the time and place of any such sale shall be given to the Borrowers, which notice the Borrowers agree is commercially reasonable; each purchaser at any such sale shall hold the property so sold absolutely free from any claim or right on the part of the Borrowers, and the Borrowers hereby waive and release to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, all rights, if any, of marshalling the Collateral, and all rights, if any, of stay and/or appraisal which they now have or may at any time in the future have under rule of law or statute now existing or hereafter enacted; at any such sale, unless prohibited by applicable law, the Holder may bid for and purchase (by bidding in obligations or otherwise) all or any part of the Collateral so sold free from any such right or equity of redemption; and the Holder shall not be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall it be under any obligation to take any action whatsoever with regard thereto.

6.4            The Borrowers hereby authorize the Holder to, at the Borrowers’ expense, file and refile under the Uniform Commercial Code such financing statements, continuation statements and other documents in such offices as the Holder may deem  necessary or appropriate (including, without limitation, financing statements describing the Collateral as “all assets” or “all personal property” or words of similar import) and wherever required or permitted by law in order to perfect and preserve the Holder’s security interest in the Collateral hereunder and hereby authorizes the Holder to file financing statements and amendments thereto relative to all or any part of the Collateral without the signature of the Holder where permitted by law, and agrees to do such further acts and things and to execute and deliver to the Holder such additional conveyances, assignments, agreements and instruments as the Holder may require or deem advisable to carry into effect the purposes of this Note or to further assure and confirm unto the Holder its rights, powers and remedies hereunder.

6.5            As of the date hereof, the Borrowers represent and warrant that they have good title of the Collateral material and necessary to the conduct of their respective businesses and the Collateral is and shall continue to be free of all liens or other encumbrances, in each case, securing indebtedness for borrowed money, except that the Borrowers have also granted a security interest in the Collateral to the Leslie G. Rudd Living Trust pursuant to the Senior Secured Promissory Note, dated July 8, 2015, issued by the Borrowers to such holder (the “Rudd Note”) and to the Holder pursuant to the Promissory Note, dated March 25, 2014, as amended, issued by the Company to the Holder.  The Borrowers has full power and authority to grant to the Holder a security interest in the Collateral.

6.6            The Borrowers shall maintain all material property necessary for the conduct of their respective businesses in good repair, ordinary wear and tear excepted.  The Borrowers shall, in their reasonable business judgment, defend the Collateral against any unlawful adverse claims and demands.  The Borrowers shall keep, in all material respects and consistent with past practice, accurate books and records related to such Collateral.  The Borrowers will promptly notify the Holder in writing of any event which materially and adversely affects the value of the Collateral or the rights and remedies of the Holder in relation thereto.  The Borrowers will maintain and keep in force insurance covering the Collateral, to the extent that any Collateral is of a type which can be so insured, consistent with past practice.

6.7            The Borrowers shall not sell or otherwise transfer the Collateral, whether now owned or hereafter acquired, without the prior written consent of the Holder; provided, however, that such consent shall not be required (a) in connection with the sale or other transfer of Collateral in the ordinary course of business or (b) any other sale or transfer so long as (i) no Event of Default has occurred and is continuing at the time of such sale or transfer, (ii) such sale or transfer is for $50,000 or less and (iii) the net proceeds from such sale or transfer are used to acquire assets that are Collateral.  Additionally, without the prior written consent of the Holder, Borrowers shall not incur any lien other than a Permitted Lien.

For purposes hereof, “Permitted Lien” means the individual and collective reference to the following: (a) any liens existing on the date hereof or arising under this agreement and any replacement liens that do not encumber any additional Collateral, (b) liens for taxes, assessments and other governmental charges or levies, (c) liens which were or are incurred in the ordinary course of the Borrowers’ respective businesses, including, without limitation, the Borrowers’ operations, insurance related thereto and existing and future compensation, reimbursement, insurance and other obligations to employees, officers and directors of the Borrowers, and the leasing or subleasing and licensing and sublicensing of any assets (tangible or intangible), (d) liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default, (e) liens on all property existing at the time of acquisition thereof, provided that such liens were not created in connection with, or in contemplation of, such acquisition, (f) liens incurred by operation of law, including, without limitation, statutory and common law liens, (g) liens incurred in connection with the Rudd Note, and any refinancings thereof, and (h) liens arising from any partnership, limited liability company or joint venture arrangements, including, without limitation, the Operating Agreement of Pinwrest, as amended from time to time.

6.8            If any of the property of the Borrowers is sold or otherwise disposed of or otherwise does not secure the Rudd Note (each a “Release Transaction”), at the request of the Borrowers, such property shall automatically be released from the security interest created hereunder concurrently with the consummation of such Release Transaction. Upon such release or on or after the repayment of this Note in full, the Holder will, at the reasonable request of the Borrowers, promptly execute and deliver such releases to evidence the foregoing.

ARTICLE 7	MISCELLANEOUS.

7.1            Severability.  In the event that any provisions of this Note are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Note shall remain in full force and effect without such provision.  Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.2            Waivers and Amendments; Preservation of Remedies.  No waiver by the Holder of any right or remedy under this Note shall be effective unless in a writing signed by the Holder.  Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by the Holder will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right of the Holder arising out of this Note may be discharged by the Holder, in whole or in part, by a waiver or renunciation of the claim or right unless in writing, signed by the Holder; (b) no waiver that may be given by the Holder will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on the Borrowers will be deemed to be a waiver of any obligation of the Borrowers or of the right of the Holder to take further action without notice or demand as provided in this Note.  The Borrowers hereby waive presentment, demand, protest and notice of dishonor, protest, diligence, filing suit, nonpayment and all other notice.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

7.3            Headings.  The captions to the several Articles and Sections hereof are not a part of this Note, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

7.4            Successors.  This Note shall be binding upon each of the Borrowers and each of their successors and permitted assigns.

7.5            Governing Law.  This Note will be governed by the laws of the State of New York without regard to conflicts of laws principles.

7.6            Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, via electronic mail, by facsimile, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the appropriate party at the address, email address or facsimile number, as applicable, set forth below (or at such other address for such party as shall be specified by like notice):

If to the Borrowers, to:

4Licensing Corporation
767 Third Avenue
New York, New York 10017
Telephone: (646) 822-4258
Facsimile (212) 754-5481
Email: BFoster@4LicensingCorp.com
Attention: Bruce R. Foster

If to the Holder, to:

Prescott Group Aggressive Small Cap Masterfund, GP
1924 South Utica
Suite 1120
Tulsa, Oklahoma 74104
Telephone: 918-747-3412
Facsimile: 918-742-7303
Email:  phil@prescottcapital.com
Attention: Phil Frohlich

(Signature page follows.)

IN WITNESS WHEREOF, the Borrowers have caused each of their duly authorized representative to execute this Note on the date first above written.

4LICENSING CORPORATION 4Kids Digital Games, Inc.
4Kids Entertainment Home Video, Inc.
4Kids Entertainment Licensing, Inc.
4Kids Entertainment Music, Inc.,
4Kids Productions, Inc.
4Kids Websites, Inc.
4LC Sports & Entertainment, Inc.
4LC Technology, Inc.
4Sight Licensing Solutions, Inc.
Leisure Concepts International, Inc.
The Summit Media Group, Inc.
World Martial Arts Productions, Inc.

By:	/s/ Bruce R. Foster
Name: Bruce R. Foster

[Signature Page to Promissory Note]